DESCRIPTION OF CAPITAL STOCK


COMMON STOCK

     Andrew Corporation ("Andrew" or the "Company") has 400,000,000 authorized shares of Common Stock, $.01 par value (the "Common Stock"), of which 89,657,334 shares were issued and outstanding on September 30, 1997. The Common Stock is listed and traded on The Nasdaq Stock Market under the symbol "ANDW."

     Each outstanding share of Andrew Common Stock is entitled to one vote. In all matters other than the election of members of Andrew's Board of Directors and certain fundamental transactions, stockholder action is approved by a majority vote of the holders of Andrew Common Stock present in person or represented by proxy at the meeting. The members of Andrew's Board of Directors are elected by a plurality vote of the holders of Andrew Common Stock present in person or represented by proxy at the meeting. Andrew's Board is not classified and Andrew's Certificate of Incorporation does not provide for cumulative voting.

     Holders of Andrew Common Stock are entitled to such dividends as the Board of Directors may declare out of funds legally available therefor. It is the present policy of Andrew's Board of Directors to retain earnings in the business to finance Andrew's operations and investments, and Andrew does not anticipate payment of cash dividends in the foreseeable future. Long-term debt agreements include restrictive covenants that, among other things, restrict dividend payments and repurchases of Common Stock. At September 30, 1997, $356,707,000 was not restricted for purposes of such payments.


RIGHTS

     The Company has adopted a Stockholder Rights Plan, in the form of a Rights Agreement, under which each share of Common Stock has associated with it one common stock purchase right (a "Right"). Each Right entitles the holder to purchase, under the circumstances described below, one share of Common Stock for a price of $333.33, subject to adjustment pursuant to the Rights Agreement. The Rights are not currently exercisable and, until they are exercisable, are transferable only with the related shares of Common Stock. Separate Rights certificates will be distributed when the Rights become exercisable. The holder of a Right has no rights as a stockholder of the Company, including the right to vote or to receive dividends. The Rights will expire at the close of business on December 16, 2006, unless redeemed by the Company prior to such date.

     The Rights become exercisable at the specified exercise price upon the earlier to occur of (i) 10 days after a public announcement that any person or group, other than the Company and certain related entities (an "Excluded Person") has acquired (an "Acquiring Person") beneficial ownership of 15% or more of the outstanding shares of Common Stock and (ii) 10 business days (unless delayed by the Board of Directors) after any person or group (other than an Excluded Person) has commenced, or announced the intention to commence, a tender or exchange offer that would, upon its consummation, result in such person or group being the beneficial owner of 15% or more of the outstanding shares of Common Stock.

     In the event that any person or group  becomes an  Acquiring
Person, each holder of a Right, other than the Acquiring Person (whose Rights thereafter will be void), is entitled to purchase that number of shares of Common Stock having a market value at the time of such acquisition of two times the exercise price of the Right. After a person or group has become an Acquiring Person, if the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, each holder of a Right is entitled to purchase that number of shares of common stock of the acquiring company that at the time of such acquisition has a market value of two times the exercise price of the Right.

     The Rights are redeemable, as a whole, at a redemption price of $.001 per Right, subject to adjustment, at any time prior to the acquisition by a person or group of beneficial ownership of 15% or more of the outstanding shares of Common Stock.

     At any time after any person or group becomes an Acquiring Person and before such Acquiring Person acquires 50% or more of the outstanding shares of Common Stock, the Board of Directors may exchange the Rights (other than Rights that have become void) in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment), or cash, other equity or debt securities of the Company, other assets, or any combination of the foregoing, having an aggregate value equal to the then current market price of one share of Common Stock.

     Anti-Takeover Effects of Rights. Although the Rights are not intended to prevent an acquisition of the Company on terms that are favorable and fair to all stockholders, the Rights may discriminate against a prospective holder of Andrew Common Stock as a result of such holder owning a substantial amount of shares and may have the effect of delaying, deferring or preventing a change in control of Andrew. The Rights should not interfere, however, with any merger or business combination approved by the Company's Board of Directors since the Rights may be redeemed by the Company prior to the time that a person or group becomes an Acquiring Person. Nonetheless, by causing substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's Board of Directors, the Rights may interfere with certain acquisitions, including acquisitions that may offer a premium over market price to some or all of the Company's stockholders.

CERTAIN CORPORATE PROVISIONS

     Acquisition Proposals. Andrew's Certificate of Incorporation provides that the Board of Directors is entitled to consider subjective factors in determining whether an acquisition proposal is in the best interests of the Company and its stockholders. Such subjective factors include the social, legal and economic effects upon employees, suppliers, customers and the Company's business community as well as the Company's long-term business prospects. The Certificate of Incorporation broadly defines acquisition proposals to include any tender offer, exchange offer or other method of acquiring equity securities of the Company to gain control, merger, consolidation or purchase of all or substantially all of the property and assets of the Company.

     Special Meetings of Stockholders; No Stockholder Action By Written Consent. The Certificate of Incorporation and By-laws provide that special meetings of stockholders of the Company may be called only by a majority of the Board of Directors. In addition, the Certificate of Incorporation and By-laws provide that the stockholders of the Company may only take actions at a duly called annual or special meeting of stockholders and may not take action by written consent.

     Advance Notice Requirements for Stockholder Proposals and Nomination of Directors. The By-laws provide that stockholders seeking to bring business before, or nominate directors at, any annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be given in writing to the Secretary of the Company not more than 90 days in advance of the anniversary of the prior year's annual meeting. With respect to business to be transacted or elections to be held at a special meeting of stockholders, written notice must be given to the Secretary not more than 10 days after the date on which notice of the special meeting is given to such stockholder. The By-laws also specify certain requirements for a stockholder's notice to be in proper written form.

DELAWARE ANTI-TAKEOVER LAW

     Section 203 of the Delaware General Corporation Law prohibits certain transactions between a Delaware corporation and an "interested stockholder," which is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of such assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder, unless (i) the business combination is approved by the corporation's board of directors prior to the date the interested stockholder becomes an interested stockholder, (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation (other than stock held by directors who are also officers or by certain employee stock plans) in the transaction in which it becomes an interested stockholder or (iii) the business combination is approved by a majority of the board of directors and by the affirmative vote of 662/3% of the outstanding voting stock that is not owned by the interested stockholder.